EXHIBIT 99.1

TO BUSINESS EDITOR:

ISTA Pharmaceuticals’ Second Quarter 2006 Financial Results Reflect Strong Growth in Target Markets

Irvine, Calif., August 3/PRNewswire-FirstCall/ – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), a specialty pharmaceutical company focused on the commercialization and development of ophthalmology products, today reported net revenues of $7.6 million for the three months ended June 30, 2006, as compared to $2.8 million for the same period in 2005. ISTA’s net revenues for the second quarter of 2006 increased by 171% from the prior year period and by 37% over the net revenues for the first quarter of 2006. Net product sales for the second quarter of 2006 included Xibrom™ net sales of $4.3 million, Istalol® net sales of $2.1 million, and Vitrase® net sales of $1.1 million. Other key milestones achieved during the second quarter of 2006 included the filing of the T-Pred™ New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA), initiating Phase III clinical studies for a new, once-daily formulation of Xibrom™, adding to ISTA’s product development pipeline by in-licensing two new glaucoma product candidates and raising $40.0 million in capital through a convertible debt offering. In August 2006, ISTA announced that it had in-licensed a new allergy product candidate.

“In the second quarter of 2006, we executed extremely well against our stated business strategy,” said Vicente Anido, Jr., Ph.D. President and Chief Executive Officer of ISTA. “The efforts of our sales and marketing team helped increase product revenue by $2.0 million over the prior quarter which is consistent with our goal of building our top line as quickly as possible. In alignment with our objective of bringing a new product to market every 12 to 18 months, since March of this year, we have filed an NDA for T-Pred, initiated Phase III studies on a new formulation of Xibrom™ and in-licensed three new product candidates, two for glaucoma and one for allergy. Finally, at the end of the second quarter, ISTA completed a $40.0 million private placement of senior subordinated convertible notes, the net proceeds of which we plan to use to expand and accelerate development activities for our product pipeline, for other general corporate purposes and, assuming timely review and approval, to prepare for the launch of T-Pred in mid-2007.”

The net loss for the second quarter of 2006 was $9.2 million, or $0.35 per share, compared with a net loss of $10.4 million, or $0.40 per share, for the same period in 2005. For the second quarter of 2006, ISTA recorded $0.7 million, or $0.03 per share, of stock-based compensation expense, as a result of the adoption of SFAS 123R in 2006. For the first half of 2006, ISTA recorded $1.2 million, or $0.05 per share, of stock-based compensation expense.

Second Quarter Operating Details

Gross profit margin was 68% for the three months ended June 30, 2006, an increase of 300 basis points over the second quarter of 2005. The increase in gross margin for the second quarter of 2006 is attributable to increased sales of ISTA’s higher gross margin products, Xibrom and Istalol, and the impact of product price increases implemented during the first quarter of 2006.

ISTA’s total operating expenses for the second quarter of 2006 increased to $14.4 million from $12.7 million in the second quarter of 2005, as detailed below.

Research and development (R&D) expenses were $4.8 million in the second quarter of 2006, compared to $4.5 million for the second quarter 2005. The increase in R&D expenses during the second quarter of 2006 is attributable mainly to the filing of the T-Pred NDA and the commencement of Xibrom once-daily Phase III clinical trials. ISTA’s R&D expenses fluctuate quarterly depending upon ISTA’s then current R&D activities, including the number of clinical trials that are being conducted at any given time.

Selling, general, and administrative (SG&A) expenses were $9.6 million in the second quarter of 2006, compared to $8.3 million for the second quarter of 2005. Of the $1.3 million increase, $0.7 million relates to stock-based compensation expense arising from the adoption of SFAS 123R, $0.3 million relates to increased selling and marketing expenses and $0.3 million relates to increases in general corporate expenses.

Cash, cash equivalents, and short-term investments totaled $50.9 million at June 30, 2006, plus $6.4 million of restricted cash representing escrowed interest related to the convertible debt offering, as compared to $29.8 million on March 31, 2006. As of June 30, 2006, total common shares outstanding were 25.9 million.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, August 3, 2006, at 10:30 AM Eastern Time, to discuss its second quarter 2006 results. To access the live conference call, U.S. and Canadian participants may dial 866-831-6243; international participants may dial 617-213-8855. The access code for the live call is 51958019. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 72935310. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as allergy, dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain, and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s goals of building its top line as quickly as possible and bringing a new product to market every 12 to 18 months, and ISTA’s intention to expand and accelerate development activities and prepare for the launch of T-Pred in mid-2007 are forward looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial projections; timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions (including in-licensing transactions) on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10Q for the quarter ended March 31, 2006.

Net Product Revenue

$ millions	Quarter Ended June 30, 2006	Quarter Ended June 30, 2005	% Change
Xibrom	$4.3	$1.9	126%
Istalol	2.1	0.2	950%
Vitrase	1.1	0.6	83%

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	% Change
Xibrom	$7.2	$1.9	279%
Istalol	3.9	0.3	1200%
Vitrase	1.9	1.1	73%

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenue
Product sales, net	$7,524	$2,740	$13,003	$3,251
License revenue	70	70	139	139
Total revenue	7,594	2,810	13,142	3,390
Cost of products sold	2,459	977	4,395	1,343
Gross profit margin	5,135	1,833	8,747	2,047
Operating expenses:
Research and development	4,753	4,452	9,239	6,862
Selling, general and administrative	9,622	8,279	19,660	14,651
Total operating expenses	14,375	12,731	28,899	21,513

Loss from operations	(9,240)	(10,898)	(20,152)	(19,466)
Interest income, net	88	462	381	821

Net loss	$(9,152)	$(10,436)	$(19,771)	$(18,645)
Net loss per common share, basic and diluted	$(0.35)	$(0.40)	$(0.76)	$(0.74)
Shares used in computing net loss per common share, basic and diluted	25,918	25,845	25,915	25,101

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	June 30 2006	December 31 2005

Cash and short-term investments	$50,924	$38,626
Restricted cash	6,400	0
Working capital	44,796	32,990
Total assets	70,132	45,339
Total stockholders’ equity	11,942	30,335